Exhibit 14(a)

CODE OF ETHICS
ADOPTED BY
AMERIPRISE CERTIFICATE COMPANY

Effective September 9, 2008

Ameriprise Certificate Company adopts this Code of Ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to certain types of personal securities transactions for the purpose of establishing reporting requirements and enforcement procedures with respect to such transactions.  This Code and the reports required under it are promulgated to assure there are no violations of Rule 17j-1(b).

I.                                        DEFINITIONS.

1.                                      “Access Person” shall have the same meaning as that set forth in Rule 17j-1(a)(1) under the 1940 Act.

2.                                      “Adviser” shall mean Riversource Investments, LLC.

3.                                      “Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that an Independent Director has or acquires.

4.                                      “Company” shall mean Ameriprise Certificate Company, a face-amount certificate company.

5.                                      “Considered for purchase or sale” shall mean a security that is being considered for purchase or sale by the Company when an investment professional of the Adviser or a Subadviser has recommended that the Company purchase or sell the Security.

6.                                      “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.  Generally, it means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

7.                                      “Distributor” shall mean Ameriprise Financial Services, Inc.

8.                                      “Interested Person” shall have the meaning as contained in Section 2(a)(19) of the 1940 Act.

9.                                      “Independent Director” shall mean any director of the Company who is not an Interested Person of the Company.

10.                               “Purchase” or “sale” of a security includes, among other things, the writing of an option to purchase or sell a security.

11.                               “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act (generally, all securities) except that it shall not include securities issued by the Government of the United States or an agency or instrumentality thereof (including all short-term debt securities that are government securities within the meaning of Section 2(a)(16) of the 1940 Act), bankers acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.  The term security includes any separate security that is convertible into, exchangeable for or which carries a right to purchase a security and, for purposes of this Code, any shares of an exchange-traded fund.

12.                               “Subadviser” shall mean any entity that is a party to or enters into an agreement with the Adviser or the Company pursuant to which such entity provides investment advisory services to the Company.

II.                                   CODE PROVISIONS APPLICABLE ONLY TO INTERESTED PERSONS OF THE COMPANY.

1.                                      Code of Ethics.

(a)                                 The provisions of the Adviser’s Code of Ethics are hereby adopted as the Code of Ethics of the Company applicable only to officers and directors of the Company who are Interested Persons of the Adviser or the Distributor.  A violation of the Adviser’s Code of Ethics by any such Interested Person shall also constitute a violation of this Code of Ethics.

(b)                                 Any Access Person of the Company who is also an Access Person of a Subadviser shall not be subject to this Code, so long as such Access Person is subject to a code of ethics duly adopted by the relevant Subadviser relating to personal securities transactions by such Access Person (each, a “Subadviser Code”), provided that such Subadviser Code complies with the requirements of Rule 17j-1 and has been approved by the Board of Directors of the Company.

2.                                      Reports.  Officers and directors of the Company who are Interested Persons of the Adviser or the Distributor shall file the reports required by the Adviser’s Code of Ethics.  Access Persons of the Company who are Access Persons of a Subadviser shall file the reports required by the relevant Subadviser Code and such reports shall be available for review by the Chief Compliance Officer of the Company.  Such filings shall be deemed to be filings with the Company under this Code of Ethics, and shall be available at all times to the Company.

III.                              CODE PROVISIONS APPLICABLE TO THE INDEPENDENT DIRECTORS OF THE COMPANY.

1.                                      General Fiduciary Principles.  The following fiduciary principles are the policy of the Company and it is the duty of the Independent Directors:

(a)                                 To place the interests of the Company first at all times;

(b)                                 To conduct all personal securities transactions in such manner as to avoid any actual or potential conflict of interest or abuse of their position of trust and responsibility; and

(c)                                  To avoid taking any inappropriate advantage of their positions or the information they acquire to the detriment of the Company.

2.                                      Fraudulent Practices.  Pursuant to Rule 17j-1(b), persons covered by this Code shall not, in connection with the direct or indirect purchase or sale of a Security held or to be acquired by the Company:

(a)                                 Employ any device, scheme or artifice to defraud the Company;

(b)                                 Make any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make the statements made to the Company, in light of the circumstances under which they are made, not misleading;

(c)                                  Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Company; or

(d)                                 Engage in any manipulative practice with respect to the Company.

3.                                      Prohibited Purchases and Sales.  No Independent Director of the Company shall knowingly effect the purchase or sale of any Security on any day during which that Security is being purchased or sold by the Company or is being considered for purchase or sale by the Company.

4.                                      Exempted Transactions.  The prohibitions of Section III.3 of this Code shall not apply to:

(a)                                 Purchases or sales effected in any account over which the Independent Director has no direct or indirect influence or control;

(b)                                 Purchases or sales that are nonvolitional on the part of the Independent Director of the Company;

(c)                                  Purchases that are part of an automatic dividend reinvestment plan;

(d)                                 Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(e)                                  Sales of securities held in a margin account to the extent necessary in order to meet margin requirements;

(f)                                   Purchases or sales other than those exempted in (a) through (e) above that: (i) will not cause the Independent Director to gain improperly a personal profit as a result of his relationship with the Company, or (ii) are only remotely potentially harmful to the Company because the proposed transaction would be unlikely to affect a highly institutional market, or (iii) because of the circumstances of the proposed transaction, are not related economically to the Securities purchased or sold or to be purchased or sold by the Company, and which, in each case, the Compliance Officer of the Company has previously approved, which approval shall be confirmed in writing.

5.                                      Reporting.

(a)                                 Whether or not one of the exemptions listed in Section III.4 hereof applies, each Independent Director of the Company shall file with the Chief Compliance Officer of the Company a written report containing the information described in Section III.5(b) of this Code with respect to each transaction in any Security in which such Independent Director has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, if such Independent Director, at the time he entered into that transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Company should have known, that during the 15-day period immediately preceding or after the date of that transaction:

(i)                                     Such Security was or is to be purchased or sold by the Company, or

(ii)                                  Such Security was or is being considered for purchase or sale by the Company; provided, however, that such Independent Director shall not be required to make a report with respect to any transaction effected for any account over which he does not have any direct or indirect influence or control.  Each such report shall be deemed to be filed with the Company for purposes of this Code, and may contain a statement that the report shall not be construed as an admission by the Independent Director that he has any direct or indirect Beneficial Ownership in the Security to which the report relates;

(b)                                 Such report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)                                     The date of the transaction, the title of and the number of shares, and the principal amount of each Security involved;

(ii)                                  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)                               The price at which the transaction was effected; and

(iv)                              The name of the broker, dealer, or bank with or through whom the transaction was effected.

Any report concerning a purchase or sale prohibited under Section III.3 hereof with respect to which the Independent Director relies upon one of the exemptions provided in Section III.4 shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

6.                                      Review.  The Chief Compliance Officer of the Company shall review or supervise the review of the personal securities transactions reported pursuant to Section III.5.  As part of that review, each such reported securities transaction shall be compared against completed and contemplated portfolio transactions of the Company to determine whether a violation of this Code may have occurred.  If the Chief Compliance Officer of the Company determines that a violation may have occurred, she shall submit the pertinent information regarding the transaction to counsel for the Company.  Such counsel shall evaluate whether a material violation of this Code has occurred, taking into account all the exemptions provided under Section III.4.  Before making any determination that a violation has occurred, such counsel shall give the person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Independent Director whose transaction is in question.

7.                                      Sanctions.  If the Company’s counsel determines that a material violation of this Code has occurred, such counsel shall so advise the Chief Compliance Officer of the Company.  The Chief Compliance Officer shall provide a written report of counsel’s determination to the Board of Directors for such further action and sanctions as said Board deems appropriate, which sanctions may in the Board’s discretion include removal of the Independent Director.

IV.                               MISCELLANEOUS PROVISIONS.

1.                                      Amendment or Revision of Adviser’s Code of Ethics.  Any amendment or revision of the Adviser’s Code of Ethics shall be deemed to be an amendment or revision of Section II.1 of this Code, and such amendment or revision shall be promptly furnished to the Independent Directors of the Company.

2.                                      Records.  The Company shall maintain records in the manner and to the extent set forth below, which records may be maintained on micrographic or electronic storage media under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission:

(a)                                 A copy of this Code and any other code that is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(b)                                 A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(c)                                  A copy of each report made by an officer or director pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(d)                                 A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place; and

(e)                                  A copy of each written report to the Board pursuant to 17j-1(2)(ii) shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

3.                                      Confidentiality.  All reports of securities transactions and any other information filed with the Company or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

4.                                      Interpretation of Provisions.  The directors of the Company may adopt from time to time such interpretation of this Code as they deem appropriate.

5.                                      Effect of Violation of This Code.  In adopting Rule 17j-1, the Securities and Exchange Commission specifically noted in Investment Company Act Release No. 11421 that a violation of any provision of a particular code of ethics, such as this Code, would not be considered a per se unlawful act prohibited by the general antifraud provisions of the Rule.  In adopting this Code of Ethics, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.